UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 20, 2009

Limited Brands, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8344		31-1029810
(Commission File Number)		(IRS Employer Identification No.)

Three Limited Parkway Columbus, OH		43230
(Address of Principal Executive Offices)		(Zip Code)

(614) 415-7000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On July 20, 2009, Limited Brands, Inc. commenced a cash tender offer (the “Tender Offer”) for any and all of its $294,600,000 outstanding 6.125% Notes due December 1, 2012 (the “Notes”).  The “Total Consideration” payable per $1,000 principal amount of the Notes tendered on or prior to July 31, 2009 (the “Early Tender Date”) will be $980, which includes an early tender payment of $20 per $1,000 principal amount of the Notes.  The “Tender Offer Consideration” will be $960 per $1,000 principal amount of the Notes tendered after the Early Tender Date, but at or prior to the Expiration Date (as defined below).  The Total Consideration or the Tender Offer Consideration, as applicable, will include accrued and unpaid interest from the last interest payment date to, but not including, the payment date for the Notes purchased in the Tender Offer.

Additional terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated July 20, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal.  The Tender Offer will expire at 12:00 midnight, Eastern Time, on Friday, August 14, 2009 (the “Expiration Date”), unless extended or earlier terminated.  As more fully described in the Offer to Purchase, Limited Brands, Inc. may amend, extend or terminate the Tender Offer.  Once validly tendered by holders, Notes may not be withdrawn except as may be required by law.  Limited Brands, Inc. expects to use net cash proceeds from its recent offering of its 8.50% Senior Notes due 2019 to purchase the Notes.

A copy of the press release announcing the Tender Offer is filed herewith as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 20, 2009 regarding the Tender Offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Limited Brands, Inc. (Registrant)

Date:	July 20, 2009	By:	/s/ Stuart B. Burgdoerfer
			Name:	Stuart B. Burgdoerfer
			Title:	Executive Vice President and Chief Financial Officer*
_____________
*           Mr. Burgdoerfer is the principal financial officer and the principal accounting officer and has been duly authorized to sign on behalf of the Registrant.

Index to Exhibits

Exhibit No.	Description
99.1	Press Release dated July 20, 2009 regarding the Tender Offer.